EXHIBIT 99.1

         CROSSTEX ANNOUNCES CONTINUED CONSECUTIVE INCREASE IN DIVIDENDS
                                AND DISTRIBUTIONS

     DALLAS, Jan. 24 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation), today announced the eleventh consecutive increase in quarterly distributions and the seventh consecutive increase in quarterly dividends:

     * Quarterly distributions on the Partnership's common and subordinated units will increase from $0.49 per unit to $0.51 per unit, payable February 15 to unitholders of record on February 2.

     * Quarterly dividends on the Corporation's common stock will increase from $0.46 per share to $0.56 per share, payable February 15 to stockholders of record on February 2.

     The companies have increased distributions and dividends every quarter since the initial public offering of each company.

     About Crosstex

     Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, nine processing plants, four fractionators, and approximately 115 natural gas amine treating plants. Crosstex currently provides services for approximately 2.6 Bcf/day of natural gas, or approximately 4.9 percent of marketed U.S. daily production based on August 2005 Department of Energy data.

     Crosstex Energy, Inc. (Nasdaq: XTXI) owns the two percent general partner interest, a 37 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

     Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.

     This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

     Contact: Barry E. Davis, President and Chief Executive Officer
              William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:   (214) 953-9500

SOURCE  Crosstex Energy, Inc.
     -0-                           01/24/2006
     /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William
W. Davis, Executive V.P. and Chief Financial Officer, +1-214-953-9500, both of Crosstex /
     /Web site: http://www.crosstexenergy.com/
     (XTXI XTEX)